EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Reckson Associates Realty Corp. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of the 4th day of December, 2006.

WH ROME PARTNERS LLC

By:	WH Rome Inc.
Managing Member

By:	/s/ Harry Macklowe
Name: Harry Macklowe
Title: President

WH ROME INC.

By:	/s/ Harry Macklowe
Name: Harry Macklowe
Title: President

/s/ Harry Macklowe
HARRY MACKLOWE

/s/ William S. Macklowe
WILLIAM S. MACKLOWE

[Signature Page to Joint Filing Agreement to Schedule 13D – Reckson Associates Realty Corp.]